Exhibit 4.5

AMENDED AND RESTATED

VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT dated as of September 11, 2007 (this “Agreement”) is entered into by and among (i) LDR Holding Corporation, a Delaware corporation (the “Company”), (ii) the persons listed as Investors on Schedule A hereto (each, an “Investor” and collectively, the “Investors”), (iii) the persons listed on Schedule B hereto as Common Holders (collectively, the “Common Holders”), who hold shares of the Company’s Common Stock, par value $0.001 per share (collectively, the “Common Stock”), (iv) the persons listed on Schedule C hereto (each, a “Medical Shareholder,” and collectively, the “Medical Shareholders”) and (v) the persons listed on Schedule D hereto (each, a “Founder,” and collectively, the “Founders”).

RECITALS

WHEREAS, the Company and certain of its Stockholders are parties to that certain Voting Agreement dated as of April 10, 2006 (the “Prior Agreement”);

WHEREAS, the Company desires to sell shares of Series C Preferred Stock pursuant to the terms of that certain Series C Convertible Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and certain of the Investors (the “Purchase Agreement”) and the amendment and restatement of the Prior Agreement as set forth herein is a condition to the closing of the purchase and sale of the Series C Preferred Stock (the “Closing”);

WHEREAS, pursuant to Section 12(g) of the Prior Agreement, the Prior Agreement may be amended by a written instrument executed by the holders of (i) at least 66% of the shares of Common Stock (determined on an As Exchanged Basis (as defined in the Prior Agreement)) and (ii) at least 66% of the shares of Preferred Stock (determined on an As Exchanged Basis (as defined in the Prior Agreement));

WHEREAS, the undersigned represent (i) at least 66% of the shares of Common Stock (determined on an As Exchanged Basis (as defined in the Prior Agreement)) and (ii) at least 66% of the shares of Preferred Stock (determined on an As Exchanged Basis (as defined in the Prior Agreement)) and such stockholders desire to amend the Prior Agreement as set forth below, on behalf of themselves and the other Stockholders party to the Prior Agreement; and

WHEREAS, Subsection B(6) of Article IV of the Restated Certificate provides that (i) the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, have the right to elect six directors of the Company, (ii) the holders of Common Stock, voting as a separate class, have the right to elect two directors of the Company, and (iii) the holders of the Preferred Stock and the Common Stock, voting together as a single class on an as-converted to Common Stock basis, have the right to elect two directors of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “As Exchanged Basis” shall mean (i) with respect to the Common Stock, all of the then outstanding shares of Common Stock plus the aggregate number of shares of Common Stock issuable upon the exercise of the outstanding options to exchange the then outstanding shares of Class A Stock of LDR Médical SAS (“LDR Medical”) for shares of Common Stock pursuant to the Put-Call Agreement and (ii) with respect to the Preferred Stock, all of the then outstanding shares of shares of Preferred Stock plus the aggregate number of shares of Preferred Stock issuable upon the exercise of the outstanding options to exchange the then outstanding shares or Class B, Class C and Class D Stock of LDR Medical for shares of Series A-2 Preferred Stock pursuant to the Put-Call Agreement, on an as-converted to Common Stock basis.

(b) “Preferred Stock” shall mean the shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any hereafter acquired shares of the Company’s Preferred Stock, regardless of series, and any shares of Common Stock issued upon conversion of any such series of Preferred Stock.

(c) “Put-Call Agreement” shall mean the Amended and Restated Put-Call Agreement dated as of September 11, 2007 by and between the Company, LDR Medical and each shareholder and holder of warrants to acquire shares of LDR Medical.

(d) “Restated Certificate” shall mean the Company’s Second Amended and Restated Certificate of Incorporation.

(e) “Series A-1 Preferred Stock” shall mean any and all shares of the capital stock of the Company designated as “Series A-1 Convertible Preferred Stock,” par value of $0.001 per share.

(f) “Series A-2 Preferred Stock” shall mean any and all shares of the capital stock of the Company designated as “Series A-2 Convertible Preferred Stock,” par value of $0.001 per share.

(g) “Series B Preferred Stock” shall mean any and all shares of the capital stock of the Company designated as “Series B Convertible Preferred Stock,” par value of $0.001 per share.

(h) “Series C Preferred Stock” shall mean any and all shares of the capital stock of the Company designated as “Series C Convertible Preferred Stock,” par value of $0.001 per share.

2

(i) “Stock” shall mean any and all shares of the capital stock of the Company which a Stockholder currently holds as a “beneficial owner” (determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) or may hereafter acquire or beneficially own, including any and all shares of Common Stock, any and all shares of Preferred Stock, and any and all other shares of the capital stock of the Company issued as a distribution with respect to or in replacement of any of the foregoing.

(j) “Stockholder” and collectively the “Stockholders” shall mean the Investors, the Common Holders, and, upon exercise of the Put-Call Agreement, the Medical Shareholders holding shares of capital stock of the Company.

2. Size and Composition of Board of Directors. The Stockholders, the Medical Shareholders and the Founders agree that in any election of directors of the Company, they shall vote all shares of Stock owned or controlled by them, including all shares of Stock which they are entitled to vote under any voting trust, voting agreement or proxy, or to consent pursuant to an action by written consent of the holders of Stock, to elect, members of the Company’s Board of Directors initially comprised of ten directors, designated as follows:

(a) At each election of directors in which the holders of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, are entitled to elect directors of the Company, the Preferred Stockholders shall vote or otherwise act with respect to all of their respective shares of Stock that is Preferred Stock, now owned or hereafter acquired, so as to elect six directors (each a “Preferred Director”) as follows:

(i) for so long as Telegraph Hill holds at least 5,000,000 shares of Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), two directors (each, a “Telegraph Hill Director”) designated by Telegraph Hill Partners (together with its affiliated funds, “Telegraph Hill”) and as of such time as Telegraph Hill holds less than 5,000,000 shares of Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), one Telegraph Hill Director, such Telegraph Hill Directors initially being Robert G. Shepler and Thomas A. Raffin;

(ii) two directors (each, an “Austin Ventures Director”) designated by Austin Ventures VIII, L.P. (together with its affiliated funds, “Austin Ventures”) for so long as Austin Ventures holds at least 5,000,000 shares of Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), such Austin Ventures Directors initially being Joseph C. Aragona and Kevin Lalande;

(iii) one director (the “Rothschild Director”) designated by Rothschild Gestion (together with its affiliated funds, “Rothschild”) for so long as Rothschild holds at least 5,000,000 shares of Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), such Rothschild Director initially being Pierre Remy; and

(iv) one director (the “PTV Director”) designated by Pinto Technology Ventures, L.P. (together with its affiliated funds, “PTV”) for so long as PTV holds at least 2,000,000 shares of Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), such PTV Director initially being Matthew S. Crawford.

3

(b) At each election of directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company, the Common Stockholders shall vote or otherwise act with respect to all of their respective Stock, now owned or hereafter acquired, so as to elect two directors (each a “Common Director”) as follows:

(i) one director (the “Path4 Director”) designated by Path4, LLC (“Path4”) for so long as Path4 holds at least 1,000,000 shares of Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), such Path4 Director initially being Steve Whitlock; and

(ii) one director (the “Founder Director”) designated by the Founders holding a majority of the shares of Common Stock held by the Founders (on an As Exchanged Basis), such Founder Director initially being Christophe Lavigne.

(c) At each election of directors in which the Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, are entitled to elect any directors of the Company in addition to those set forth in Sections 2(a) and 2(b) above, the Stockholders shall vote or otherwise act with respect to all of their respective Stock, now owned or hereafter acquired, so as to elect two directors (each, an “Independent Director”) as follows:

(i) one director (the “Medical Director”) designated by the Common Holders and the Medical Shareholders, voting together as a single class (on an As-Exchanged Basis), holding at least 66% of the shares of Common Stock (on an As-Exchanged Basis) held by the Common Holders and the Medical Shareholders, such Medical Director initial being Jean-Louis Medus; and

(ii) one director (the “Other Independent Director”) submitted to the Board of Directors by the Company’s executive officers in the full-time employment of the Company and, for so long as at least 5,000,000 shares (as appropriately adjusted to reflect stock dividends, stock splits, combinations and the like with respect to such shares) of Series C Preferred Stock are outstanding, shall be approved by the Investors holding of a majority of the outstanding shares of Series C Preferred Stock held by the Investors, which approval shall not be unreasonably withheld, such Independent Director initially being Stefan Widensohler.

The Company shall use its commercially reasonable efforts and shall exercise all authority under applicable law to cause to be nominated for election and cause to be elected or appointed, as the case may be, as directors of the Company, a slate of directors consisting of individuals meeting the requirements of this Section 2. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Investors hereunder against impairment.

4

3. Vacancies; Removal. In the event of any vacancy in the Board of Directors, the Stockholders agree to vote all outstanding shares of Stock owned or controlled by them and to otherwise use their best efforts to fill such vacancy so that the Board of Directors of the Company will be comprised of directors designated as provided in Section 2. The Stockholders agree to vote or otherwise act with respect to all outstanding shares of Stock owned or controlled by them for the removal of a director whenever (but only whenever) there shall be presented to the Board of Directors the written direction that such director be removed, signed by (i) Telegraph Hill in the case of each of the Telegraph Hill Directors; (ii) Austin Ventures in the case of each of the Austin Ventures Directors; (iii) Rothschild in the case of the Rothschild Director; (iv) PTV in the case of the PTV Director; (v) Path4 in the case of the Path4 Director; (vi) the Founders holding a majority of the shares of Common Stock held by the Founders (on an As Exchanged Basis) in the case of the Founder Director; (vii) the Common Holders and the Medical Shareholders, voting together as a single class on an As-Exchanged Basis holding at least 66% of the shares of Common Stock (on an As-Exchanged Basis), in the case of the Medical Director; and (viii) the Board of Directors or Investors holding a majority of the Series C Preferred Stock held by the Investors in the case of the Other Independent Director. In such event, the Board of Directors shall solicit the vote of the Stockholders entitled to remove such director in order to effect such removal.

4. Indemnification Agreements. As of the date that a director is first elected or appointed to the Board of Directors, the Company shall enter into an indemnification agreement with each such director in substantially the form attached hereto as Annex A.

5. Meetings. The Company agrees to schedule regular meetings of the Board of Directors once each calendar quarter unless otherwise determined by the Board of Directors. Any director who is a director, officer, employee or agent of an entity that is a vendor to, or an actual or potential customer or competitor of, the Company, will be prohibited from accessing or receiving certain Company confidential or material non-public information as reasonably determined by the rest of the Board of Directors.

6. Expenses. The Company shall reimburse all non-employee persons serving as directors for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and all committees thereof and otherwise incurred in fulfilling their duties as directors; provided, however, that any expenses in excess of $5,000 shall be subject to the Company’s prior written approval.

7. Observer Rights.

(a) For so long as Verwaltungsgesellschaft AD. KRAUTH (“Krauth”) holds at least 2,000,000 shares of the Company’s Preferred Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), the Company shall permit one representative of Krauth who is reasonably acceptable to the Company (the “Krauth Observer”) to attend in a non-voting observer capacity all meetings of the Company’s Board of Directors, including participation by telephone, if the representative so requests. The Company shall deliver to the Krauth Observer copies of all notices, minutes, consents and other materials that the Company provides to its directors at substantially the same time such materials are delivered to the directors. Notwithstanding the foregoing, the Company may exclude the Krauth Observer from access to any materials or meeting or any portion thereof in the event that the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege. Nothing herein shall be construed to prevent the Board of

5

Directors from conducting Board only portions of its meetings as the Board or Chairman may deem appropriate in their sole discretion. Krauth agrees, on behalf of itself and any representative, to hold in confidence and trust and not to use or disclose any confidential information provided to or learned by it in connection with its observer rights.

(b) For so long as Ponthieu Ventures (“Ponthieu”) holds at least 1,500,000 shares of the Company’s Preferred Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares), the Company shall permit one representative of Ponthieu who is reasonably acceptable to the Company (the “Ponthieu Observer”) to attend in a non-voting observer capacity all meetings of the Company’s Board of Directors, including participation by telephone, if the representative so requests. The Company shall deliver to the Ponthieu Observer copies of all notices, minutes, consents and other materials that the Company provides to its directors at substantially the same time such materials are delivered to the directors. Notwithstanding the foregoing, the Company may exclude the Ponthieu Observer from access to any materials or meeting or any portion thereof in the event that the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege. Nothing herein shall be construed to prevent the Board of Directors from conducting Board only portions of its meetings as the Board or Chairman may deem appropriate in their sole discretion. Ponthieu agrees, on behalf of itself and any representative, to hold in confidence and trust and not to use or disclose any confidential information provided to or learned by it in connection with its observer rights. The initial Ponthieu Observer shall be Emmanuel Roth.

8. Required Vote.

(a) Applicability. In the event that the Company receives a bona fide offer to acquire the Company or to acquire all or substantially all of the Company’s assets, in a bona fide transaction, whether by means of a merger, consolidation, sale of stock or assets or otherwise, in a single, simultaneous or related series of transactions (a “Corporate Transaction”) and either:

(i) with respect to a Corporate Transaction offer pursuant to which the proposed purchase price on a per share for a share of Common Stock equivalent (on an As Exchanged Basis) is equal to or exceeds $2.50 per share (subject to adjustment to reflect stock dividends, stock splits, combinations, recapitalizations or the like on the Common Stock after the date hereof), such Corporate Transaction is approved by (Q) a majority of the Board of Directors, including all of the Preferred Directors; and (R) (i) the holders of a majority of the then outstanding shares of the Company’s Preferred Stock (on an As Exchanged Basis), voting as a single class on an as-converted to Common Stock basis; and (ii) if the holders of Series C Preferred Stock will receive less than $1.165 per share of Common Stock issuable upon conversion of each share of Series C Preferred Stock (subject to adjustment to reflect stock dividends, stock splits, combinations, recapitalizations or the like on the Series C Preferred Stock after the date hereof), holders of at least a majority of the then outstanding Series C Preferred Stock, voting as a separate series (together, the “Preferred Proposing Stockholders”); or

(ii) with respect to a Corporate Transaction offer pursuant to which the proposed purchase price on a per share for a share of Common Stock equivalent (on an As Exchanged Basis) is less than $2.50 per share (subject to adjustment to reflect stock dividends, stock splits, combinations, recapitalizations or the like on the Common Stock after the date

6

hereof), such Corporate Transaction is approved by (X) a majority of the Board of Directors, including all of the Preferred Directors; (Y) the holders of a majority of the Company’s Preferred Stock (on an As Exchanged Basis), voting as a single class on an as-converted to Common Stock basis; and (Z) (i) the holders of at least 66% of the Company’s Common Stock (on an As Exchanged Basis); and (ii) if the holders of Series C Preferred Stock will receive less than $1.165 per share of Common Stock issuable upon conversion of each share of Series C Preferred Stock (subject to adjustment to reflect stock dividends, stock splits, combinations, recapitalizations or the like on the Series C Preferred Stock after the date hereof), holders of at least a majority of the then outstanding Series C Preferred Stock, voting as a separate series (collectively, the “Proposing Stockholders”), then the Stockholders (collectively, the “Remaining Holders”) who have not approved the proposed Corporate Transaction approved pursuant to clause (i) or (ii) immediately above (an “Approved Sale”) shall each consent to, vote for and raise no objections to the Approved Sale. If the proposed acquiror is an affiliate of any stockholder of then-outstanding Stock, then this Section 8(a) shall only apply to the Approved Sale if the Approved Sale is also approved by the holders of a majority of the then-outstanding Stock held of record by holders that are not affiliates of such proposed acquiror. If the Approved Sale will take the form of an asset sale, merger or consolidation, the Remaining Holders shall vote in favor of such transaction and shall waive any appraisal rights or dissenters’ rights in connection with such transaction. If the Approved Sale is structured as a sale of the stock of the Company, each Remaining Holder shall agree to sell all capital stock in the Company then held by such Remaining Holder on the terms and conditions approved by the Preferred Proposing Stockholders of the Proposing Stockholders, as applicable. A Remaining Holder shall have no obligations under this Section 8 to the extent that the terms of the Approved Sale provide that such Remaining Holder would receive less than the amount that would be distributed to such Remaining Holder in the event that the proceeds were distributed in accordance with the Company’s then-current Certificate of Incorporation. All capital stock transferred by the Remaining Holders pursuant to this Section 8 shall be sold at the same price and otherwise treated identically with the capital stock of the same class and series being sold by the Preferred Proposing Stockholders or the Proposing Stockholders, as applicable, in all respects. The Remaining Holders shall each take such actions as may be reasonably required and otherwise cooperate in good faith with the Preferred Proposing Stockholders or the Proposing Stockholders, as applicable, in connection with consummating the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide reasonable representations and warranties and other provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

(b) Notice of Sale. The Preferred Proposing Stockholders or the Proposing Stockholders, as applicable, shall give the Remaining Holders at least ten days prior written notice of any Approved Sale as to which the Preferred Proposing Stockholders or the Proposing Stockholders, as applicable, intend to exercise their rights under this Section 8.

(c) No Obligation to Vote. Notwithstanding any other provision of this Agreement, no Stockholder or group of Stockholders (the “Offering Stockholders”) shall be a party to any transaction or series of transactions that involves a transfer to any person, persons acting in concert or entity (a “Prospective Acquiror”) of shares of the Company if such sale would result in the Prospective Acquiror, together with its affiliates, holding 50% or more by

7

voting power of all outstanding capital stock of the Company, unless the Prospective Acquiror offers to purchase all of the capital stock of the Company for the same consideration per share (with appropriate adjustment to reflect the conversion of convertible securities and the preference and priorities of any preferred stock) and upon the same terms and conditions for securities of the same type, class and series as are offered to the Offering Stockholder(s).

9. Board Committees. A Compensation Committee of the Board of Directors consisting of at least three members shall be established immediately following the Closing and shall include from time to time one of the Telegraph Hill Directors, at Telegraph Hill’s election. The Compensation Committee’s authority and duties shall include determining the compensation (including salary, bonuses and other forms of compensation) to be paid to each of the Company’s executive officers (i.e., vice president level and above) and members of the Board and the administration of (and exercise of any rights or powers under) the Company’s equity incentive plans. An Audit Committee of the Board of Directors consisting of at least three members shall be established immediately following the Closing and may include one or both of the Telegraph Hill Directors, at Telegraph Hill’s election. The Audit Committee’s authority and duties shall be as set forth in the Board’s enabling resolutions adopted in connection with the establishment of such committee.

10. Legend. During the term of this Agreement, each certificate representing shares of capital stock held by parties hereto will bear a legend in substantially the following form:

“THE SHARES REPRESENTED HEREBY AND THE VOTING THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A VOTING AGREEMENT AMONG THE HOLDER (OR THE PREDECESSOR IN INTEREST TO THE SHARES), THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF THE VOTING AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

The Company shall make a notation on its record and give instructions to any transfer agent of such capital stock in order to implement the restrictions and agreements contained in this Agreement.

11. Termination. This Agreement shall terminate upon the earlier of (i) the consummation of a Qualified Public Offering (as defined in the Company’s Certificate of Incorporation, as the same may be amended and restated from time to time) or (ii) the execution and delivery of a written agreement signed by (A) the Stockholders holding a majority of the Preferred Stock (on an As Exchanged Basis) held by the Stockholders voting as a separate class, on an as-converted to Common Stock basis and (B) the Stockholders holding 66% of the Common Stock (on an As Exchanged Basis) held by the Stockholders, voting as a separate class on an as-converted to Common Stock basis.

12. Remedies.

(a) Irreocable Proxy. Each Stockholder hereby constitutes and appoints the Secretary and the Chief Executive Officer of the Company and each of them, with full power of substitution, as the proxies of the Stockholder with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with

8

Section 2 of this Agreement and votes regarding any Corporate Transaction of the Company pursuant to Section 8 of this Agreement, and hereby authorizes each of them to represent and to vote, if and only if the Stockholder attempts to vote (whether by proxy, in person or by written consent), or to fail to vote, in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Stock in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Corporate Transaction of the Company pursuant to and in accordance with the terms and provisions of Section 8 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Stockholder in connection with the transactions contemplated by this Agreement and, as such, is couples with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 13 hereof. Each Stockholder hereby revokes any and all previous proxies with respect to the Stock and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 13 hereof, purport to grant any other proxy or power of attorney with respect to any of the Stock, deposit any of the Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Stock, in each case, with respect to any of the matters set forth herein.

(b) Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Stockholder shall be cumulative and not alternative.

13. Miscellaneous.

(a) Equitable Relief. The parties recognize that the enforcement of this Agreement is necessary to ensure continuity in the management of the Company, and that the ascertainment of damages in the event of its breach would be difficult. The parties therefore agree that, in addition to any other available remedies, the parties shall be entitled to injunctive relief in the event of a breach hereof. This provision is intended to allow the parties hereto to utilize the courts to prevent a vote of the stockholders in a manner inconsistent with this Agreement or require a vote of the stockholders in a manner consistent with this Agreement. Nothing contained in Section 13(e) hereof is intended to prevent the granting of injunctive relief hereunder.

(b) Binding Effect. In addition to any restriction or transfer that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the Stockholders and their respective heirs, successors and assigns; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Annex B. Upon the execution and delivery of an Adoption Agreement by any transferee reasonably acceptable to the Company, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages hereto. By their execution hereof or any Adoption Agreement, each of the parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9

(d) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES TO THIS AGREEMENT WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL AND, BY ITS EXECUTION OF THIS AGREEMENT CONFIRMS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH COUNSEL.

(e) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the rules, then obtaining, of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(f) Severability. In the event one or more provisions of this Agreement should for any reason be held to be invalid, illegal or unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Entire Agreement. This Agreement (including the Schedules hereto) (and together with the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time) constitutes the full and entire understanding and agreement between the parties with regard to the voting in connection with the election or directors and in connection with a Corporate Transaction and any and all other written or oral agreements (including the Prior Agreement) existing between the parties hereto are expressly canceled.

(h) Amendment. This Agreement may be altered, amended, waived or modified at any time only upon approval of such alteration, amendment, waiver or modification (each, an “Amendment”) by written consent of (A) the Stockholders holding at least 66% of the Preferred Stock (on an As Exchanged Basis) held by the Stockholders voting as a separate class on an as-converted to Common Stock basis and (B) the Stockholders holding 66% of the Common Stock (on an As Exchanged Basis) voting as a separate class; provided that no Amendment shall be effective if it would adversely affect Stockholders holding the Series C Preferred Stock without the approval of Stockholders holding a majority of the then outstanding of the Series C Preferred Stock held by Stockholders. The Company shall promptly notify the holders of each class of the Company’s voting stock that an Amendment has been approved in accordance with the terms of this Section 13(h). Notwithstanding the foregoing, the Company may modify Schedule A, Schedule B and Schedule C hereto to update the number of shares set forth next to the name of each Investor, Common Holder and Medical Shareholder upon the exercise of the Put Option or Call Option pursuant to the Put-Call Agreement to reflect the change in ownership of the Company’s securities, and such modifications shall not be deemed an alteration, amendment or modification under this Section 13(h). Furthermore, upon exercise of the Put Option or Call Option pursuant to the Put-Call Agreement, each Medical Shareholder shall automatically become a Common Holder under this Agreement and automatically become subject to the rights and obligations of Common Holders hereunder, and such reclassification of the Medical Shareholder shall not be deemed an alteration, amendment or modification under this Section 13(h).

10

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth herein (or at such other address for a party as shall be specified by like notice):

(i) If to the Company:

LDR Holding Corporation

4030 W. Braker Lane, Suite 360

Austin, TX 78759

Fax: (512) 344-3350

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, TX 78701

Fax: (512) 320-9292

Attn: Carmelo M. Gordian

(ii) If to the Investors:

At the address set forth below such

Investor’s name on Schedule A hereto.

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP

1221 South Mopac Expressway, Suite 400

Austin, TX 78746

Fax: (512) 457-7001

Attn: John J. Gilluly, III

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, NY 10036

Fax: 212.763.7600

Attn: Kevin Collins

11

with a copy (which shall not constitute notice) to:

Médus, Devaux & Sørensen

84, rue de Grenelle

75007 Paris, France

Fax: (33) (144) 90 00 60

Attn: Jean-Louis Medus

(iii) If to the Common Holders:

At the address set forth below such

Common Holder name on Schedule B hereto.

with a copy (which shall not constitute notice) to:

Médus, Devaux & Sørensen

84, rue de Grenelle

75007 Paris, France

Fax: (33) (144) 90 00 60

Attn: Jean-Louis Medus

(iv) If to the Medical Shareholders:

At the address set forth below such

Medical Shareholder’s name on Schedule C hereto.

with a copy (which shall not constitute notice) to:

Médus, Devaux & Sørensen

84, rue de Grenelle

75007 Paris, France

Fax: (33) (144) 90 00 60

Attn: Jean-Louis Medus

Notices provided in accordance with this Section 13(i) shall be deemed delivered upon personal delivery, on three business days after deposit in the mail or upon actual receipt by facsimile if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if the facsimile is not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

12

(k) Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(l) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and do not constitute a part of this Agreement.

(m) Future Securityholders. The Company hereby agrees that, as a condition precedent to any issuance of any capital stock of the Company, the Company shall require any holder of such capital stock to be become a “Common Holder”, “Investor” or “Medical Shareholder” as the case may be, under this Agreement prior to or on the date of such acquisition.

[Signature Pages to Voting Agreement Follow]

13

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

COMPANY:

LDR HOLDING CORPORATION

By:
Steven I. Whitlock
Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

Telegraph Hill Partners SBIC, L.P.
By:	Telegraph Hill Partners SBIC, LLC
Its:	General Partner

By:
Robert G. Shepler
Manager

THP Affiliates Fund, LLC
By:	Telegraph Hill Partners Investment Management, LLC
Its:	Manager
By:	Telegraph Hill Management Company LLC
Its:	Manager

By:
Robert G. Shepler
Manager

Telegraph Hill Partners II, L.P.
By:	Telegraph Hill Partners II Investment Management, LLC
Its:	General Partner
By:	Telegraph Hill Management Company LLC
Its:	Manager

By:
Robert G. Shepler
Manager

THP II Affiliates Fund, LLC
By:	Telegraph Hill Partners II Investment Management, LLC
Its:	Manager
By:	Telegraph Hill Management Company LLC
Its:	Manager

By:
Robert G. Shepler
Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS :

AUSTIN VENTURES VIII, L.P.

By: AV Partners VIII, L.P. its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

PATH[4] INNOVATIONS LP

By: Path[4], LLC its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

FCPR R CAPITAL TECHNOLOGIES

By: Rothschild & Cie Gestion its Managing Company

By:
Name:
Title:

FCPR R CAPITAL PRIVE TECHNOLOGIES

By: Rothschild & Cie Gestion its Managing Company

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

PINTO TECHNOLOGY VENTURES, L.P., a Delaware Limited Partnership

By: PINTO TECHNOLOGY VENTURES, GP, L.P., its General Partner

By: PINTO TV GP COMPANY, LLC, its General Partner

By:
Name:	Matthew S. Crawford
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

VERWALTUNGSGESELLSCHAFT AD. KRAUTH

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

PONTHIEU VENTURES

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

DALHIA A SICAR SCA

By: Dalhia Gestion, its Managing Company

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

COMMON HOLDERS:

PATH[4] LLC

By:
Name:
Title:

Stephen H. Hochschuler, M.D.

Daniel L. Peterson, M.D

John K. Stokes, M.D.

Mark Richards

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first above written.

MEDICAL SHAREHOLDERS:

Christophe Lavigne

Hervé Dinville

Patrick Richard

Jean-Louis Medus

[SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT]

SCHEDULE A

SCHEDULE OF INVESTORS

Investor	Shares of Common	Shares of Series A-1	Shares of Series A-2	Shares of Series B	Shares of Series C
Telegraph Hill Partners SBIC, LP 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	2,484,979
THP Affiliates Fund, LLC 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	90,129
Telegraph Hill Partners II, LP 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	12,598,237
THP II Affiliates Fund, LLC 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	277,299

Austin Ventures VIII, L.P. 300 W. 6th Street, Suite 2200 Austin, TX 78701 Fax: (512) 476-3952 Attn: Joe Aragona	2,138,851	6,672,071	966,954	6,006,006	2,145,923
Path[4] Innovations LP 4030 W. Braker Lane, Suite 360 Austin, Texas 78759 Fax: (512) 344-3350 Attn: General Partner	0	1,112,012	0	1,001,001	0
FCPR R Capital Technologies 42 rue d’Anjou, 75008 Paris, France Fax: 00 33 1 4074 8820 Attn: Pierre Remy	1,576,220	958,717	11,852,408	456,887	370,011
FCPR R Capital Privé Technologies 42 rue d’Anjou, 75008 Paris, France Fax: 00 33 1 4074 8820 Attn: Pierre Remy	252,046	153,295	1,895,536	73,055	59,173
Pinto Technology Ventures, L.P. 1000 Main, Suite 3250 Houston, TX 77002 Fax: (713) 209-7599 Attn: Matthew Crawford	603,275	2,224,024	272,721	2,002,002	2,145,923

Verwaltungsgellschaft AD. KRAUTH Wandsbeker Königstr. 27-29 22041 Hamburg Fax: +49 (40) 6588-1238 Attn: Björn Breiter	990,096	0	447,630	2,119,767	0
Dalhia A Sicar SCA[1] 50 av JF Kennedy, L-295l Luxemberg Fax: +33 1 53 01 38 16 Attn: Armando Geday	0	0	2,662,600	0	1,287,553
Ponthieu Ventures 50 Avenue des Champs-Elyses 75008 Paris, France Fax: +33 1 45 63 85 28 Attn: Emmanuel Roth	0	0	0	3,179,650	0
Total	5,560,488	11,120,119	18,097,849	14,838,368	21,459,227

[1]	Dalhia A Sicar SCA currently holds warrants to purchase 53,500 shares of Médical Class B Stock and 14,500 shares of Médical Class C Stock. Upon exercise of those warrants, Dalhia A Sicarsca will exchange those shares of Médical Capital Stock for 2,662,600 shares of the Company’s Series A-2 Preferred Stock.

SCHEDULE B

SCHEDULE OF COMMON HOLDERS

Common Holder Name and Address	Common Stock
Path[4], LLC 4030 W. Braker Lane, Suite 360 Austin, Texas 78759 Fax: (512) 344-3350 Attn: Gerald L. DeVries Jr.	2,780,030
Stephen H. Hochschuler, M.D.	309,353
Jan de Decker	117,468
Daniel L. Peterson, M.D.	55,601
John K. Stokes, M.D.	55,601
Mark Richards	1,737
Totals	3,319,790

SCHEDULE C

SCHEDULE OF MEDICAL SHAREHOLDERS

	LDR MÉDICAL SAS STOCK				LDR HOLDING CORPORATION STOCK (AS- EXCHANGED BASIS)
Shareholder	Class A	Warrants for Class A	Warrants for Class B	Warrants for Class C	Common	Series A-2 Preferred
Christophe Lavigne	200,200	0	0	0	7,839,008	0
Hervé Dinville	200,200	14,545	0	0	8,408,530	0
Patrick Richard	100,100	14,545	0	0	4,489,026	0
X. Bellot	1,950	2,100	0	0	158,582	0
J. Huppert	7,264	0	0	0	284,428	0
P. Bernard	3,632	0	0	0	142,214	0
Taylor Bryant Pty, Ltd	3,000	0	0	0	117,468	0
M. Ameil	14,545	0	0	0	569,522	0
Jean Louis-Medus	0	11,800	0	0	462,040	0
Rupert Griffiths	0	2,000	0	0	78,313	0
Stephane Menard	0	225	0	0	8,810	0
Alexis Mercier	0	450	0	0	17,620	0
Frederic Dugrillon	0	450	0	0	17,620	0
Alain Roussel	0	750	0	0	29,367	0
Michael Labrum	0	450	0	0	17,620	0
Dominique Ferrari	0	2,100	0	0	82,228	0
Rodolphe Dagnaud	0	450	0	0	17,620	0
Julien Clause	0	450	0	0	17,620	0
Emmanuelle Arnon	0	450	0	0	17,620	0
Jose Thevenin	0	300	0	0	11,747	0
Jean-Jaques Coll	0	300	0	0	11,747	0
Camille Marguier	0	450	0	0	17,620	0
Christophe Garnier	0	450	0	0	17,620	0

	LDR MÉDICAL SAS STOCK				LDR HOLDING CORPORATION STOCK (AS- EXCHANGED BASIS)
Shareholder	Class A	Warrants for Class A	Warrants for Class B	Warrants for Class C	Common	Series A-2 Preferred
Sophie Stefanutti	0	90	0	0	3,524	0
Cedric Demonsand	0	60	0	0	2,349	0
Catherine Rodriguez-Chevreau	0	60	0	0	2,349	0
Veronique Cesar	0	60	0	0	2,349	0
Annabelle Debauchez	0	60	0	0	2,349	0
Estelle Arbrun	0	60	0	0	2,349	0
Karine Thioust	0	60	0	0	2,349	0
Julien Jordy	0	60	0	0	2,349	0
Agnes Koch	0	60	0	0	2,349	0
Sebastien Bizot	0	60	0	0	2,349	0
Totals	530,891	52,895	0	0	22,858,655	0

SCHEDULE D

SCHEDULE OF FOUNDERS

Founder	Medical Class A Shares	Holding Common Shares (on an As Exchanged Basis)	Options to Purchase Holding Common Stock
Christophe Lavigne	200,200	7,839,008	639,617
Hervé Dinville	200,200	7,839,008	0
Patrick Richard	100,100	3,919,504	0
Total	500,500	19,597,520	639,617

ANNEX A

FORM OF INDEMNIFICATION AGREEMENT

ANNEX B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of September 11, 2007 (the “Agreement”) by and among the Company and certain of its Stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), subject to the terms and conditions of the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this              day of             ,             .

TRANSFEREE

By:
Name:
Title:
Address:

Fax:

Spouse: (if applicable):

Name:

ACKNOWLEDGED AND ACCEPTED:

LDR HOLDING CORPORATION

By:
Name:
Title: